Exhibit 99.1

People’s United Bank Agrees to Sell People’s United Insurance Agency to AssuredPartners

BRIDGEPORT, Conn. September 22, 2020 – People’s United Bank, N.A. a subsidiary of People’s United Financial, Inc. (NASDAQ: PBCT) today announced that it has entered into a definitive agreement to sell People’s United Insurance Agency (PUIA) to AssuredPartners. The transaction is expected to close in the fourth quarter of 2020, subject to customary closing conditions.

PUIA is a full-service insurance brokerage and one of the leading insurance firms serving the Northeast. For more than 100 years, PUIA has provided commercial and personal, as well as employee benefit insurance solutions.

AssuredPartners, headquartered in Lake Mary, FL and founded in 2011, is an independent insurance agency that acquires and invests in insurance brokerage businesses across the U.S. and in the U.K. AssuredPartners is one of the fastest growing insurance brokers in the nation with locations across 34 states, and is ranked the 11th largest broker of U.S. business. The company offers property & casualty, risk management and personal insurance, in addition to employee benefits.

“This transaction allows People’s United to monetize its long-term investment in PUIA and simplify its operating model,” said Jack Barnes, Chairman and Chief Executive Officer of People’s United Bank. “It also allows us to focus additional resources on delivering core banking products and services, and to further enhance digital offerings across our commercial, retail and wealth management businesses. As part of AssuredPartners, PUIA and its customers will benefit from their strong client and service capabilities and extensive carrier access. Finally, I would like to thank our colleagues at PUIA for their meaningful contributions to People’s United over the years.”

Under the terms of the Agreement, the purchase price is $120 million in cash, reflecting a 3.7x multiple of LTM revenue. Morgan Stanley & Co. LLC served as financial advisor and Hodgson Russ LLP served as legal counsel to People’s United.

About People’s United Bank

People’s United Bank, N.A. is a subsidiary of People’s United Financial, Inc., a diversified, community-focused financial services company headquartered in the Northeast with more than $61 billion in assets. Founded in 1842, People’s United Bank offers commercial and retail banking through a network of over 400 retail locations in Connecticut, New York, Massachusetts, Vermont, New Hampshire and Maine, as well as wealth management and insurance solutions. The company also provides specialized commercial services to customers nationwide.

Forward Looking Statements

Certain statements contained in this release are forward-looking in nature. These include all statements about People’s United Financials’ plans, objectives, expectations and other statements that are not historical facts, and usually use words such as “expect,” “anticipate,” “believe,” “should” and similar expressions. Such statements represent management’s current beliefs, based upon information available at the time the statements are made, with regard to the matters addressed. All forward-looking statements are subject to risks and uncertainties that could cause People’s United Financials’ actual results or financial condition to differ materially from those expressed in or implied by such statements. Factors of particular importance to People’s United Financial include, but are not limited to: (1) changes in general, international, national or regional economic conditions; (2) changes in interest rates; (3) changes in loan default and charge-off rates; (4) changes in deposit levels; (5) changes in levels of income and expense in non-interest income and expense related activities; (6) changes in accounting and regulatory guidance applicable to banks; (7) price levels and conditions in the public securities markets generally; (8) competition and its effect on pricing, spending, third-party relationships and revenues; (9) the successful integration of acquisitions; (10) changes in regulation resulting from or relating to financial reform legislation; and (11) the COVID-19 pandemic and its effect on the economic and business environment in which we operate. People’s United Financial does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Media Contact:

Steven Bodakowski, Corporate Communications

203.338.4202

Steven.Bodakowski@peoples.com

Investor Contact:

Andrew Hersom, Investor Relations

203.338.4581

Andrew. Hersom@peoples.com